AMENDMENT


Pursuant to Section 7.1 of the Illinois Tool Works Inc. 1993 Executive Contributory Retirement Income Plan ( the "Plan" ) effective April 1, 1993, Illinois Tool Works Inc. hereby amends Section 2.7 of the Plan to read as follows:

2.7 "Change in Control" means any of the following: (i) the dissolution of the Company; (ii) the merger, consolidation, or reorganization of the Company with any other corporation after which the holders of common stock immediately prior to the effective date thereof hold less than 70% of the outstanding common stock of the surviving or resulting entity; (iii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly owned subsidiary; (iv) any person or group of persons acting in concert, other than descendants of Byron L. Smith and trusts for the benefit of such descendants, or entity becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding common stock; or (v) the individuals who, as of the close of the most recent annual meeting of the Company's stockholders, are members of the Board of Directors (the "Existing Directors") cease for any reason to constitute more than 50% of the Board of Directors; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 under the Securities Exchange Act of (1934) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.


Only Section 2.7 is affected by this Amendment.

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